Exhibit 5.1

                        (Hinshaw & Culbertson letterhead)

February 3, 1998

MEDTOX Scientific, Inc.
1238 Anthony Road
Burlington, North Carolina 27215

         Re:      Registration Statement on Form S-3, Registration No. 333-45057

Ladies and Gentlemen:

We have acted as counsel to MEDTOX Scientific, Inc., a Delaware corporation (the "Company") in connection with a Registration Statement on Form S-3, Registration No. 333-45057 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale of up to 775,363 shares of common stock of the Company, par value $.15 per share ("Common Stock"), of which all such shares will be sold from time to time by the Selling Shareholders named in the Registration Statement, on the American Stock Exchange or otherwise, directly or through underwriters, brokers or dealers.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action
(corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

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MEDTOX Scientific, Inc.
February 3, 1998
Page 2

Based on the foregoing, we are of the opinion that the shares of Common Stock which have been issued to the Selling Shareholders have been duly authorized by all requisite corporate action and are validly issued, fully paid and nonassessable and the shares of Common Stock which have not yet been issued to the Selling Shareholders have been duly authorized by all requisite corporate action and, upon issuance, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the general corporation laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                                     Very truly yours,

                                                     Hinshaw & Culbertson

                                                     By /s/ Robert R. Ribeiro